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                              MICHAELS STORES, INC.
                             STOCK OPTION AGREEMENT

     This Stock Option Agreement (the "Agreement") is entered into by and between Michaels Stores, Inc., a Delaware corporation (the "Company"), and R. Michael Rouleau, an employee or other advisor of the Company or one of its subsidiaries (the "Participant"). The Company and the Participant agree as follows:

     1. GRANT OF OPTION. Pursuant to a duly adopted resolution of the Board of Directors of the Company (the "Board"), the Company grants to the Participant an option (an "Option") to purchase from the Company a total of 500,000 shares of the Company's Common Stock, par value $.10 per share ("Common Stock"), at an exercise price per share of $12.50 (the "Exercise Price"), in the amounts, during the periods and upon the terms and conditions set forth herein. The date of grant of the Option is April 2, 1996. The Exercise Price reflects the fair market value of Common Stock on March 4, 1996, the date on which the Company agreed to grant the Option to Participant in connection with his employment with the Company.

     2. TIME OF EXERCISE. Subject to the other terms hereof, the Option may be exercised, in whole or in part, according to the following schedule:


               Percentage Exercisable                  Date
               ----------------------                  ----
                        40%                       April 2, 1996
                        20%                       April 2, 1997
                        20%                       April 2, 1998
                        20%                       April 2, 1999

The unexercised portion of the Option from one period may be carried over to a subsequent period or periods and the right of the Participant to exercise the Option as to such unexercised portion will continue for the entire term. In no event may the Option be exercised in whole or in part, however, after the expiration of the term described in Section 3 below.

     3. TERM. Subject to the other terms hereof, the Option and all rights incident thereto will terminate on April 1, 2000.

     4.   RESTRICTIONS ON EXERCISE.  The Option:

          (a) May be exercised only with respect to full shares and no fractional shares of Common Stock will be issued upon exercise of the Option; and

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          (b)  May be exercised in whole or in part, but no certificates representing shares subject to the Option will be delivered if any requisite registration with, clearance by, or consent, approval or authorization of, any governmental authority of any kind having jurisdiction over the exercise of the Option, or issuance of securities upon such exercise, has not been taken or secured.

     5. MANNER OF EXERCISE. The Option may be exercised by written notice to the Company of the number of shares being purchased and the aggregate Exercise Price to be paid, accompanied by the following:

          (a) (i) Full payment of the aggregate Exercise Price in United States Dollars, or in shares of Common Stock then owned by the Participant, or in any other form of valid consideration, (ii) a copy of irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares purchased upon exercise of the Option or pledge them as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay the aggregate Exercise Price, or (iii) a combination of any of the foregoing as required by the Board in its discretion; and

          (b) An undertaking to furnish or execute such documents as the Company in its discretion deems necessary (i) to evidence such exercise of the Option, (ii) to determine whether registration is then required under the Securities Act of 1933, as then in effect and (iii) to comply with or satisfy the requirements of the Securities Act of 1933, or any other federal, state or local law, as then in effect.

If Common Stock is to constitute all or any portion of the Exercise Price, it will be valued at its fair market value, as determined by the Board on the basis of such factors as the Board deems appropriate; provided that if at the time the determination of fair market value is made, the shares of Common Stock are admitted to trading on a national securities exchange for which sales prices are regularly reported, the fair market value of the shares will not be less than the lower of (i) the mean between the closing bid and asked prices reported for, or (ii) the closing trade price of, the Common Stock on that exchange on the date or most recent trading day preceding the date on which the Option is exercised. For purposes of the preceding sentence, the term "national securities exchange" will include without limitation the National Association of Securities Dealers Automated Quotation System, the NASDAQ National Market System and the over-the-counter market. Any federal, state or local taxes required to be paid or withheld at the time of exercise will be paid or withheld in full prior to any delivery of shares upon exercise. Upon due exercise of the Option, the Company will issue such shares registered in the name of the person exercising the Option or as directed by such person in writing reasonably acceptable to the Company.

     6. TRANSFERABILITY OF OPTION. This Option may be transferred by the holder hereof upon five (5) days prior written notice to the Company.

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     7.   RIGHTS OF STOCKHOLDER.  Neither the Participant nor any of the
Participant's beneficiaries will be deemed to have any rights as a stockholder with respect to any shares covered by the Option until the issuance of a certificate to the Participant for such shares.

     8. CAPITAL ADJUSTMENTS. If the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment will be made changing the number or kind of shares allocated to unexercised portions of the Option. Any such adjustment will be made without change in the aggregate Exercise Price applicable to the unexercised portions of the Option, but with a corresponding adjustment in the Exercise Price for each share covered by such unexercised portions. Except as otherwise specifically provided herein, no adjustment will be made for dividends or other rights for which the record date is prior to the issuance of the certificate or certificates representing shares issued pursuant to the Option.

     9. RIGHTS IN EVENT OF DEATH OF PARTICIPANT. If the Participant dies prior to termination of the Participant's rights to exercise the Option in accordance with the provisions of this Agreement without having exercised the Option as to all shares covered thereby, the Option may be fully exercised as to the unexercised portion thereof and subject to all other conditions of this Agreement by the Participant's estate or a person who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant, provided the period during which the Option may be so exercised will not continue beyond the expiration of the Option or one year from the date of the Participant's death, whichever date first occurs.

     10. STOCK PURCHASE FOR INVESTMENT. Unless the shares are covered by a then current and effective registration statement under the Securities Act of 1933, as then in effect, the Participant, by accepting the Option, represents, warrants, covenants and agrees on behalf of the Participant and the Participant's transferees that all shares of Common Stock purchased upon the exercise of the Option will be acquired for investment and not for resale or distribution, and that upon each exercise of any portion of the Option, the person entitled to exercise the same will furnish evidence satisfactory to the Company (including a written and signed representation) to the effect that the shares are being acquired in good faith for investment and not for resale or distribution. The Participant understands and agrees that all certificates evidencing any of the shares purchased upon the exercise of the Option will bear a legend, prominently stamped or printed thereon, reading substantially as follows:

          The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or the securities law of any state (a "State Act"). The shares have been acquired for investment and may not be transferred or otherwise disposed of unless such shares are then registered under the Act and any applicable State Act or

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     the issuer has received an opinion of counsel, satisfactory to the issuer, that such transfer does not require registration under the Act or any State Act.

     11. NOTICES. Each notice relating to this Agreement must be in writing and delivered in person or by certified mail to the proper address. Each notice will be deemed to have been given on the date it is received. Each notice to the Company must be addressed to it at its principal office, now 8000 Bent Branch Drive, Irving, Texas 75063, Attention: Secretary. Each notice to the Participant or other person or persons then entitled to exercise the Option will be addressed to the Participant or such other person or persons at the Participant's address specified below. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

     12. NO OBLIGATION TO EXERCISE OPTION. This Agreement does not impose any obligation upon the Participant to exercise the Option.

     13. EMPLOYMENT. This Agreement does not confer upon the Participant any right to be employed or to continue in the employ or service of the Company or any of its subsidiaries, nor does it in any way interfere with the right of the Company or any such subsidiary to terminate the employment or service of the Participant at any time.

     14. LAW GOVERNING. This Agreement is intended to be performed in the State of Texas and is to be construed and enforced in accordance with and governed by the internal laws of such State, except as to matters of corporate law, which will be governed by the laws of the State of Delaware.

     15. MULTIPLE COUNTERPARTS. This Agreement is executed simultaneously in multiple counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the 6th day of June, 1997.

                                       MICHAELS STORES, INC.



                                       By:
                                          ---------------------------------

                                       Title:
                                              -----------------------------

PARTICIPANT:

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Social Security Number

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